ROYALTY & LEASE AGREEMENT

THIS AGREEMENT made effective June , 2012.

BETWEEN:

KLONDIKE GOLD CORP., a body corporate, duly incorporated under the laws of the Province of British Columbia and having its head office AT 675 West Hastings Street Vancouver BC, Canada ;

THE FIRST PART

AND:

KLONDIKE STAR MINERAL CORP.., a body corporate, duly incorporated under the laws of the Yukon Territory . and having its head office 307 Jarvis Street , Whitehorse, Yukon .

Klondike Star is the registered owner of 188 placer claims located on Indian River in the Dawson City Mining District in the Yukon ,Canada The Claims are further identified in Schedule A attached

Klondike Gold Corp is a Exploration Mining Company interested in exploring and mining for gold and associated metals on the claims .

1) Lease :

Klondike Star agrees to lease, on a exclusive bases, the mining rights to the Indian River Claims to Klondike Gold under the following conditions ;

2)Operating :

Klondike Gold will commence operation during 2012 mining season and have the property operated in a miner like fashion and in accordance with all applicable laws and regulations especially the Mining law, Labour Law and environmental regulations .

3)Water License:

Klondike Gold will operate under the existing water license supplied by Klondike Star and will operate within the constrains of that license and undertake every effort to keep that license in good standing.

Klondike Gold may transfer the water license at any time or renew it under its name when it expires .

Should this Agreement be terminated for any reason then Klondike Gold shall transfer the water license back to Klondike Star in good standing with no deficiency under the terms of the license

4)Royalty:

Klondike Gold will pay Klondike Star a gross royalty of 5 % on any metal or mineral produced on the property. The property is subject to a 5 % underlying royalty to Matkowich/ Morgen and Klondike Gold Corp will pay this royalty on behalf of Klondike Star. All royalties shall be paid monthly.

5) Start of Exploration and Mining operation

KG will commence work on the claims immediately after signing this agreement .

6) Term of Mining Lease

This agreement shall be in effect for 10 years or as long as Klondike Gold maintains a commercial operation on the property.

7) Termination of Lease.

The Lease can be terminated if::

a) Either party commits an unlawful act that could endanger the validity of the property or

compromise title to the mining claims in any way.

b) KG neglected to pay the Royalties as agreed and not cure that failure within 60 days after given notice.

c) The mine is deemed to be mined out and no longer commercially viable.

Should any of the above mentioned deficiencies arise then the affected Party shall notify the other party in writing and if the deficiency are not cured within 90 calendar day's then the agreement can be terminated

8) Assignment:

Klondike Gold Corp may Assign or Joint Venture the mining operation at its discretion and will advise Klondike Star of any such Assignment or Joint Venture where Klondike Gold will not be the principle operator of the mine. Klondike Gold will at all times be responsible that the Mine is operated under the terms and in the spirit of this agreement.

9) Access to the property and Information:

Klondike Star shall have all reasonable access to the production records and may inspect the property and mining operations at any time .

9)Insurance.

Klondike Gold Corp will keep adequate liability insurance in connection with the mining operation.

10)Liens and Encumbrances

Klondike Gold will keep the property clear of all liens and in the event that a lien is placed on to the property as a result of Klondike Golds operations then the company shall have the lien removed within 90 days after the notice of lien has been placed.

11) First Right of Refusal

If the Property is offered for sale, then Klondike Star extents a first right of refusal to Klondike Gold Corp and Klondike Gold Corp shall have 60 days to match any bone fide offer made by a third Party to Klondike Star for the property.

12) Access. At all times during the subsistence of this agreement the duly authorized representatives of KS shall, at their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

13)Confidentiality. All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form, a prospectus or statement of material facts by any party or any of its affiliates,

shall not be disclosed to any person other than an affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

14) Amendments. The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other parties at least 24 hours prior to publication and the other parties shall have the right to make suggestions for changes therein.

15) Indemnity. Each party shall indemnify and save the other harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including legal fees) resulting from any acts or omissions of its officers, employees or agents.

16)Liability several. The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

17) No partnership. Nothing contained in this agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

18) Notice. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail to the parties, at their following respective addresses:

Klondike Gold Corp Klondike Star Mineral Corporation

675 West Hastings Street 307 Jarvis Street, Whitehorse, Yukon

Vancouver BC Canada

Canada

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this subsection.

19)Entire agreement. With respect to the subject matter of this agreement, this agreement:

(a) sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b)supersedes all prior understandings and communications between the parties or any of them, oral or written; and

(c) constitutes the entire agreement between the parties.

Each party acknowledges that this agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this agreement unless it is in writing and executed by each of the parties.

20) Time. Time is of the essence of this agreement and of every party and no extension or variation of this agreement shall operate as a waiver of this provision.

21) Successors and assigns. This agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

22)Governing law. This agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of the Province of British Columbia shall have the jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party attorns to the jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF the parties have signed and sealed this agreement as of the day and year first above written.

KLONDIKE STAR MINERAL CORPORATION	Klondike Gold Corp
Rene Huessy	Erich Rauguth
President	President